FOR IMMEDIATE RELEASE

Contact:	Robert J. Stroh, Jr.

Chief Executive Officer and Chief Financial Officer

(618) 224-9228

SUGAR CREEK FINANCIAL CORP.

ANNOUNCES RESULTS OF SPECIAL MEETINGS OF

STOCKHOLDERS AND MEMBERS AND

ANNOUNCES STOCK OFFERING RESULTS

Trenton, Illinois, April 1, 2014 — Sugar Creek Financial Corp., a federal corporation (the “Company”) (OTCBB: SUGR), announced today that, at separate meetings held on March 31, 2014, the stockholders of the Company and the members of Sugar Creek MHC (the “MHC”) have approved the Amended and Restated Plan of Conversion and Reorganization pursuant to which Tempo Bank (the “Bank”) will convert from the mutual holding company to the stock holding company form of organization.

The Company also announced today that Sugar Creek Financial Corp., a Maryland corporation (“New Sugar Creek”), has completed the subscription and community offerings being conducted in connection with the Bank’s proposed conversion and reorganization. Based on preliminary figures, New Sugar Creek received orders for approximately $3.7 million of common stock, which is slightly below the midpoint of the offering range (which is $3.75 million). All eligible subscribers and community members who properly completed and timely submitted a stock order form will be allocated the number of shares of common stock requested in their stock order form.

As a result of the conversion, the MHC and the Company will cease to exist and New Sugar Creek will become the parent holding company of the Bank and will be wholly owned by public shareholders. The closing of the conversion and offering and final offering amounts are subject to final regulatory approval and the satisfaction of customary closing conditions. The closing is expected to be completed on April 8, 2014.

The shares of common stock of Old Sugar Creek will cease being quoted under the trading symbol “SUGR” on the OTC Bulletin Board at the close of trading on or about April 8, 2014. The shares of New Sugar Creek common stock sold in the offering and issued in the exchange are expected to begin being quoted on the OTC Bulletin Board on or about April 9, 2014. It is expected that New Sugar Creek's common stock will be quoted under the trading symbol “SUGRD” for a period of 20 trading days after the completion of the offering. Thereafter, the trading symbol will be “SUGR.”

Sugar Creek Financial Corp. is the parent company of Tempo Bank, a federally chartered savings bank headquartered in Trenton, Illinois. The Bank operates two full-service banking offices in Trenton and Breese, Illinois. At December 31, 2013, the Company had consolidated total assets of $86.9 million, net loans of $73.8 million, total deposits of $70.9 million and total stockholders’ equity of $10.3 million.

This release is neither an offer to sell nor a solicitation of an offer to buy common stock. The shares of common stock of New Sugar Creek are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

This press release contains certain forward-looking statements about the conversion and reorganization. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the conversion, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company is engaged.

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